                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ROC TAIWAN FUND
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

T H E
R.O.C.  [LOGO]
TAIWAN FUND
850 Third Avenue
New York, NY  10022
800-343-9567


May 15, 1997


Dear Shareholder:

     I am writing to inform you of two recent decisions made by the Board of Trustees and to discuss a very important upcoming proxy proposal. At the Fund's June 3, 1997 annual meeting, shareholders will be asked to vote on a proposal to convert the Fund to an open-end investment company. The Board of Trustees strongly recommends that you vote against this proposal.

     For the first quarter of this year, as well as for the one-month and twelve-month periods ended April 30, 1997, the Fund has outperformed the Taiwan Stock Exchange Weighted Index (TAIEX). The Fund's returns, on a net assets value basis and in local currency (NTS), are illustrated in the chart below:

                                                               12 months ended
                            April 1997     1st Quarter 1997     April 30, 1997
     R.O.C. Taiwan Fund        7.44%             24.16%             53.50%
     TAIEX                     6.02%             15.44%             38.33%


     Although there can be no assurance that the Fund will continue to outperform the TAIEX in 1997 or during subsequent periods, I believe that the Fund's recent performance can be attributed to several ongoing factors. These include our management team and investment strategy, as well as the Fund's ability to invest in Taiwan's fast-growing over-the-counter (OTC) market, which has significantly outperformed the rest of Taiwan market during the last year. The Fund currently is the only NYSE-listed fund that can invest in Taiwan's OTC market.

     The proposal to "open-end" the Fund is being presented to shareholders, as required by the Fund's Declaration of Trust, because the Fund's average discount to its net asset value exceeded 10% for one or more periods of 12 consecutive weeks. This requirement was included in the Fund's charter documents at the insistence of certain holders of the Fund's shares in 1989 as a condition to their approval of the reorganization of the Fund (which was then an open-end fund listed in London) into a U.S. closed-end fund.

     In response to the triggering of the open-ending vote provision, the Fund's Board of Trustees considered carefully whether it should support reopening. As is discussed in more detail in proxy materials for the upcoming annual meeting that were mailed to all shareholders of the Fund in April, the Board concluded that the Fund should remain a closed-end investment vehicle. I fully concur with the Board's decision and believe that maintaining the Fund as a closed-end fund will better enable management to take advantage of investment opportunities in the Taiwan market and allow the Fund to function more efficiently.

     After the proxy materials were mailed, the Board considered the matter further and concluded that additional action would be appropriate. In order to permit investors to participate on the Fund's recent gains, and in light of the discount to net asset value at which the Fund's shares have traded during recent months on the NYSE, the Board of Trustees has declared a cash dividend in the amount of US$1.20 per share, payable on June 20, 1997 to all shareholders of record on June 2, 1997.

     Further, the Board of Trustees has authorized the Fund to expend up to US$15,000,000 to buy its own shares in a repurchase program conducted in accordance with the provisions of Rule 10b-18 under the U.S. Securities Exchange Act. Purchases pursuant to this repurchase program, which will commence shortly, will be made only at prices below the net asset value of the Fund's shares at the time of purchase.

     The Board of Trustees and management do not expect that the foregoing measures will eliminate entirely the discount to net asset value at which the Fund's shares are currently trading. We hope, however, that they will reduce the discount (although no assurance can be given that they will do so) and that, in any case, the Fund's shareholders will find them responsive to concerns that some have expressed regarding the Fund.

     I continue to welcome any comments or suggestions that you may have concerning the Fund. I also urge you to read the discussion concerning the open-ending proposal contained in the Fund's proxy materials and to vote, as recommended by the Board of Trustees, AGAINST this proposal. Thank you for your support!

Sincerely,


/s/ DANIEL CHIANG
----------------
Daniel Chiang
President